Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

SIDUS SPACE, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Sidus Space, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation be amended by replacing Article IV, Section 4.1 in its entirety as follows:

“4.1 Authorized Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is 115,000,000, consisting of 100,000,000 shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), and 10,000,000 shares of Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock, and 5,000,000 shares of preferred stock (“Preferred Stock”), $0.0001 par value.”

2. The foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL.

3. That said amendment has been duly adopted in accordance with Sections 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate has been executed by a duly authorized officer of the Corporation on this 16th day of December 2021.

By:	/s Carol Craig
Name:	Carol Craig
Title:	CEO

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